Exhibit 99.B(g)(3)

SECOND AMENDMENT TO THE AMENDED AND RESTATED CUSTODIAN AGREEMENT BETWEEN SEI INSTITUTIONAL MANAGED TRUST, EACH EXEMPT COMPANY LISTED ON SCHEDULE A AND BROWN BROTHERS HARRIMAN & CO DATED MARCH 28, 2012

THIS SECOND AMENDMENT dated as of June 30, 2016 to the Amended and Restated Custodian Agreement, dated as of March 28, 2012, as amended August 11, 2015 (the “Agreement”), is entered into by and among (i) the SEI INSTITUTIONAL MANAGED TRUST, an open end investment management company organized under the laws of the State of Massachusetts, on behalf of its portfolios listed on Schedule A attached to the Agreement, severally and not jointly, (each a “Fund” and collectively, the “Funds”), (ii) each exempt company organized under the laws of the Cayman Islands listed on Schedule A, attached to the Agreement, severally and not jointly, (each a “Company” and collectively, the “Companies”) and (iii) BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York.

RECITALS:

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Schedule A of the Agreement to add the Tax-Managed International Managed Volatility Fund, a portfolio of SEI Institutional Managed Trust; and

WHEREAS, Section 12.4 of the Agreement allows for its amendment by a written instrument executed by the party against which enforcement of such amendment is sought.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to amend the Agreement as follows:

1.                                      Schedule A of the Agreement is hereby deleted in its entirety and replaced and superseded with Schedule A attached hereto, adding the Tax-Managed International Managed Volatility Fund, a portfolio of SEI Institutional Managed Trust, as an additional Fund to the Agreement.

2.                                      Except to the extent amended hereby, the Agreement shall remain in full force and effect.

3.                                      By signing below where indicated, each party hereto hereby ratifies and affirms each of its respective representations and warranties and confirms that each such representation and warranty remains true and correct as of the date hereof.

4.                                      This Amendment shall be governed by such laws as provided in Section 12.5 of the Agreement. This Second Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Second Amendment and together with the Agreement, shall represent the entire understanding of the parties hereto.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first written above.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Michael A. Saunders

Name:	Michael A. Saunders

Title:	Managing Director

SEI INSTITUTIONAL MANAGED TRUST

By:	/s/ Arthur Ramanjulu

Name:	Arthur Ramanjulu

Title:	Chief Financial Officer

INFLATION COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/ Arthur Ramanjulu

Name:	Arthur Ramanjulu

Title:	Chief Financial Officer

ACCUMULATION COMMODITY STRATEGY SUBSIDIARY LTD.

By:	/s/ Arthur Ramanjulu

Name:	Arthur Ramanjulu

Title:	Chief Financial Officer

SCHEDULE A

TO THE AMENDED AND RESTATED CUSTODY AGREEMENT BETWEEN SEI
INSTITUTIONAL MANAGED TRUST, EACH EXEMPT COMPANY LISTED ON
SCHEDULE A AND BROWN BROTHERS HARRIMAN & CO. DATED MARCH 28,
2012

Effective Date: June 30, 2016

SEI INSTITUTIONAL MANAGED TRUST

Global Managed Volatility Fund

Real Return Fund

Multi-Asset Accumulation Fund

Multi-Asset Income Fund

Multi-Asset Inflation Managed Fund

Multi-Asset Capital Stability Fund

Dynamic Asset Allocation Fund

Tax-Managed International Managed Volatility Fund

COMPANIES

Inflation Commodity Strategy Subsidiary Ltd.

Accumulation Commodity Strategy Subsidiary Ltd.